Exhibit 10.1

ULTRATECH, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

AS AMENDED AND RESTATED JANUARY 24, 2011

ARTICLE I

NAME AND PURPOSE

1.01 Purpose. Ultratech, Inc. a corporation duly organized and existing under the laws of State of Delaware (the “Corporation”), established the Ultratech, Inc. Long-Term Incentive Compensation Plan (the “Plan”) in order to provide the Corporation’s executive officers and other select key employees with the opportunity to earn additional incentive compensation contingent upon the Corporation’s attainment of pre-established performance objectives and their completion of designated service periods. This January 2011 amendment and restatement is intended to provide the Plan Administrator with additional flexibility in structuring payments in the event of a participant’s death or disability or in connection with certain changes in control or ownership of the Corporation.

1.02 General. The benefits provided under the Plan shall be paid, as they become due, from the Corporation’s general assets. The interest of each participant (and his or her beneficiary) in any benefits that become payable under the Plan shall be no greater than that of an unsecured creditor of the Corporation.

ARTICLE II

ADMINISTRATION OF THE PLAN

2.01 Plan Administrator. The Plan shall be administered by the Compensation Committee of the Board, and the Compensation Committee acting in such capacity shall hereinafter be referred to as the Plan Administrator. As Plan Administrator, the Compensation Committee shall have full power and authority to administer the Plan and select the Eligible Employees who are to participate in the Plan.

2.02 Authority. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Plan Administrator. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement. The Plan Administrator shall also have the discretionary authority to determine whether the involuntary termination of any Participant’s Employee status constitutes a Termination for Cause (pursuant to the criteria set forth in Section 3.16), and such determination shall be final and binding on the Participant for purposes of such Participant’s benefit entitlement (if any) under the Plan.

ARTICLE III

DEFINITIONS

3.01 “Account” shall mean the account maintained for each Participant on the Corporation’s books and records with respect to the portion of each Long-Term Incentive Bonus requiring an additional period of vesting Service beyond the Performance Year to which that bonus relates.

3.02 “Board” shall mean the Corporation’s Board of Directors.

3.03 “Change in Control” shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger or consolidation in which the Corporation is not the surviving entity and in which one person or a group of related persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation;

(iii) any reverse merger in which the Corporation is the surviving entity but in which one person or a group of related persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities;

(iv) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders: or

(v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members cease, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; provided, however, this subparagraph (v) shall only apply as an issuance or distribution event for so long as the Corporation is not a majority-owned subsidiary of another entity.

The foregoing definition of Change in Control shall in all instances be applied and interpreted in such manner that the applicable Change in Control transaction also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

3.04 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

3.05 “Corporation” shall mean Ultratech, Inc. and any successor or assignee corporation, whether by way of merger, acquisition or other reorganization.

3.06 “Disability or Disabled” shall mean the Participant’s inability to engage in any substantial gainful employment by reason of any physical or medical impairment which is expected to result in death or continue for a period of twelve (12) consecutive months or more.

3.07 “Eligible Employee” shall mean each executive officer of the Corporation and any other key employee of the Corporation or any Parent or Subsidiary who the Plan Administrator deems essential to the growth and financial success of the Corporation.

3.08 “Employee” shall mean any person in the employ of the Corporation or any Parent or Subsidiary, subject to control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

3.09 “Involuntary Termination” shall mean the termination of Employee status by reason of:

(i) the Employee’s discharge or dismissal by the Corporation or any Parent or Subsidiary for any reason other than a Termination for Cause, or

(ii) the Employee’s death or Disability.

3.10 “Long-Term Incentive Bonus” shall mean the bonus to which the Participant may become entitled with respect to a particular Performance Period on the basis of the Corporation’s attainment of the Performance Milestones which the Plan Administrator establishes for that Performance Period.

3.11 “1934 Act” shall mean the Securities Exchange of 1934, as amended.

3.12 “Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.13 “Participant” shall mean each Eligible Employee who participates in the Plan.

3.14 “Performance Milestones” shall mean one or more specific performance objectives which the Plan Administrator designates for the Corporation to attain in a particular Performance Period in order for each Participant to become entitled to a Long-Term Incentive Bonus for that Performance Period. Without limiting the generality of the foregoing, Performance Milestones may be based on one or more of the following financial criteria: (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income or operating income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, (6) sales or revenue targets; (7) return on assets, capital or investment; (8) cash flow; (9) market share; (10) cost reduction goals; (11) budget comparisons and (12) measures of customer satisfaction. In addition, such Performance Milestones may be tied to the attainment of specified levels of the Corporation’s performance under one or more of the financial criteria described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary.

3.15 “Performance Period” shall mean the period coincidental with each fiscal year of the Corporation over which the Corporation must attain the Performance Milestones which the Plan Administrator has established for that period.

3.16 “Qualifying Change in Control” shall mean a Change in Control transaction that also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(vii) of the Treasury Regulations.

3.17 “Separation from Service” shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such services). Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

3.18 “Service” shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that the following special provisions shall be in effect for any such leave:

(i) Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).

(ii) Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary). For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his or her position of employment with the Corporation (or any Parent or Subsidiary) or any substantially similar position of employment.

(iii) Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

3.19 “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.20 “Termination for Cause” shall mean shall mean the termination of the Participant’s Service by the Corporation (or any Parent or Subsidiary) for one or more of the following reasons:

(i) the Participant’s repeated failure to perform the essential duties and responsibilities of his or her position with the Corporation (or any Parent or Subsidiary) other than by reason of his or her Disability;

(ii) the Participant’s commission of any act that constitutes gross misconduct and is injurious to the Corporation or any Parent or Subsidiary;

(iii) the Participant’s conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

(iv) the Participant’s commission of any act of fraud against, or the misappropriation of property belonging to, the Corporation or any Parent or Subsidiary;

(v) the Participant’s commission of any act of dishonesty in connection with his or her duties and responsibilities as an employee of the Corporation (or any Parent or Subsidiary) that is intended to result in his or her personal enrichment or the personal enrichment of his or her family or others; or

(vi) the Participant’s material breach of any employment agreement he or she may have at the time with the Corporation or any other agreement between the Participant and the Corporation or any Parent or Subsidiary.

ARTICLE IV

PARTICIPATION

4.01 Eligibility Rules. The Plan Administrator shall have absolute discretion in selecting the Eligible Employees who are to participate in each Performance Period implemented under the Plan. The initial Participants for each Performance Period shall be selected not later than the ninetieth (90th) day after the commencement date of that Performance Period. The Plan Administrator may select additional Participants for the Performance Period after such ninetieth (90th) day; provided, however, that the Plan Administrator may, in its sole discretion, pro-rate the Long-Term Incentive Bonus which the Participant may earn for that Performance Period to reflect his or her actual period of Service during that Performance Period.

4.02 Cessation of Participation. The Plan Administrator shall have complete discretion to exclude one or more individuals from Participant status for one or more subsequent Performance Periods implemented under the Plan. If any individual is excluded from Participant status for one or more Performance Periods, then such individual shall not be entitled to any Long-Term Incentive Bonus for those Performance Periods. However, such individual shall continue to vest, during his or her period of continued Service, in any unvested Long-Term Incentive Bonuses credited to his or her Account.

ARTICLE V

LONG-TERM INCENTIVE BONUSES

5.01 Timing and Nature of Awards. The Plan Administrator shall have complete discretion to implement one or more Performance Periods under the Plan. The Plan Administrator shall, within the first ninety (90) days of each Performance Period, establish the specific Performance Milestones which must be attained for that Performance Period. For each Performance Milestone, the Plan Administrator may set threshold, target and above-target levels of attainment. The Plan Administrator shall then establish for each Participant varying dollar levels for the Long-Term Incentive Bonus to which he or she may become entitled for that Performance Period based on the level at which each Performance Milestone is actually attained. Such varying dollar levels may be tied to a percentage or multiple of the annual rate of base salary in effect for the Participant for the applicable Performance Period.

5.02 Service Requirement. Except as otherwise provided in Section 5.05, a Participant shall not become entitled to a Long-Term Incentive Bonus for a particular Performance Period unless the Participant continues in Service through the completion of that Performance Period or the Participant ceases Service in that Performance Period by reason of Involuntary Termination (other than Termination for Cause) on or after attainment of age sixty five (65). Should the Participant cease Service for any other reason prior the completion of the Performance Period, then such individual shall not be entitled to any Long-Term Incentive Bonus for that Performance Period, except as otherwise provided in Section 5.05.

5.03 Determination of Bonus Amount. Within the first seventy-five (75) days following the completion of the Performance Period, the Plan Administrator shall, on the basis of the Corporation’s audited financial statements for the fiscal year coincident with that Performance Period, determine the actual level of attainment of each Performance Milestone established for that Performance Period and shall then measure and certify that level of attainment against the Minimum, Tier I, Tier II and Tier III levels of attainment established for that Performance Milestone. To the extent the actual level of attainment for any Performance Milestone is at a point between two of the levels established by the Plan Administrator, the dollar amount of the portion of each Long-Term Incentive Bonus tied to that Performance Milestone shall be pro-rated between the two points on a straight-line basis. On the basis of the foregoing measurements and certification, the Plan Administrator shall determine the actual Long-Term Incentive Bonus for each Participant entitled to a Long-Term Incentive Bonus for the Performance Period, subject to the pro-rated bonus provisions of Section 5.05 for certain Participants who cease Service prior to the completion of that Performance Period. In no event, however, shall any Long-Term Incentive Bonus be earned with respect to a particular Performance Milestone if the actual level of attainment of that Performance Milestone is below the Minimum level set for that milestone.

5.04 Change in Control. Should a Change in Control transaction be consummated after the first ninety (90) days of the Performance Period but prior to the completion of that Performance Period, then the Performance Period shall terminate upon the consummation of that Change in Control. In such event, the actual Long-Term Incentive Bonus for each Participant entitled under Section 5.02 to a bonus for that Performance Period shall be in the dollar amount previously set by the Plan Administrator at Tier III level attainment of each Performance Milestone, subject to the pro-rated bonus provisions of Section 5.05 for certain Participants who ceased Service prior to the completion of that abbreviated Performance Period. Should the Change in Control transaction occur within the first ninety (90) days of the Performance Period, the Plan Administrator shall have complete discretion whether and to what extent any bonuses should be paid under the Plan for that limited Performance Period.

5.05 Pro-Rated Bonus. The provisions of Sections 5.03 and 5.04 governing the determination of the actual Long-Term Incentive Bonus for each Participant entitled under Section 5.02 to such bonus shall be modified in accordance with the provisions of this Section 5.05 should the Participant cease Service prior to the completion of the applicable Performance Period by reason of an Involuntary Termination (other than a Termination for Cause) prior to attainment of age sixty-five (65). Such Participant shall only be entitled to a pro-rated Long-Term Incentive Bonus in a dollar amount determined by multiplying the actual Long-Term Incentive Bonus to which he or she would have been entitled under Section 5.03 or Section 5.04 (as the case may be), on the basis of the attained level of performance for the Performance Period (or Tier III level attainment in the event of a Change in Control occurring more than ninety (90) days after the start of the applicable Performance Period), had he or she continued in Service through the last day of that Performance Period first by (i) the percentage of that Long-Term Incentive Bonus which is not subject to the Service vesting and deferred payment provisions of Section 6.01 and then by (ii) a fraction, the numerator of which is the number of months such Participant remained in Service during the Performance Period (rounded up to the next whole month) and the denominator of which is the total number of months in that Performance Period. The Long-Term Incentive Bonus with respect to a Participant who ceases Service during a Performance Period by reason of an Involuntary Termination (other than a Termination for Cause) at or after the attainment of age sixty-five (65) shall not be subject to pro-ration pursuant to the clause (ii) fraction in the preceding sentence and shall be calculated in accordance with Section 5.03 as if the Participant had continued in Service through the completion of that Performance Period; provided, however, that such Participant shall not be entitled to the Deferred Portion of such bonus (as calculated under Article VI), unless he or she continues in Service through the completion of the applicable Performance Period.

5.06 Vesting and Payment. The actual Long-Term Incentive Bonus to which each Participant becomes entitled pursuant to the foregoing provisions of this Article V shall be subject to the vesting and payment provisions of Article VI, and no Long-Term Incentive Bonus shall be paid to a Participant until the vesting and payment requirements of Article VI are satisfied.

ARTICLE VI

VESTING AND PAYMENT OF LONG-TERM INCENTIVE BONUSES

6.01 Vesting. The Plan Administrator may, in its sole discretion at the time the Performance Milestones for the Performance Period are established, impose an additional Service vesting requirement with respect to all or any portion of the Long-Term Incentive Bonus to which each Participant becomes entitled for that Performance Period. Such portion shall be hereinafter referred to as the Deferred Portion and shall be subject to the following provisions:

(i) The Deferred Portion shall be credited to each Participant’s Account as of the date the remaining portion of his or her Long-Term Incentive Bonus is paid in accordance with Section 6.02.

(ii) The Deferred Portion shall vest in a series of successive equal annual installments upon the Participant’s completion of each additional year of Service over the period of years (not to exceed five (5) years) designated by the Plan Administrator and measured from the first day of the Corporation’s fiscal year immediately following the Performance Period to which that Deferred Portion relates.

(iii) The Deferred Portion shall vest in full on an accelerated basis upon the Participant’s continuation in Service through the consummation of a Change in Control or any earlier cessation of the Participant’s Service by reason of an Involuntary Termination (other than a Termination for Cause) on or after attainment of age sixty-five (65), provided that in each instance the Participant continues in Service at least through the end of the Performance Period to which that Deferred Portion relates.

(iv) Should the Participant cease Service, during one of the twelve (12)-month periods within the annual installment period over which the Deferred Portion is to vest, by reason of an Involuntary Termination (other than a Termination for Cause) prior to the attainment of age sixty-five (65), then such Participant shall vest on an accelerated basis in a pro-rated portion of the Deferred Portion determined first by dividing the total dollar amount of the Deferred Portion by the number of annual installments comprising the vesting period for that Deferred Portion and then dividing the dollar amount so obtained by a fraction, the numerator of which is the number of months of Service rendered by the Participant in the twelve (12)-month period in which such cessation of Service occurs (rounded up to the next whole month, and the denominator of which is twelve (12), provided that in each instance the Participant continues in Service at least through the end of the Performance Period to which that Deferred Portion relates.

(v) During the period the Deferred Portion is credited to the Participant’s Account, that portion shall earn interest, compounded annually, at the per annum rate determined from time to time by the Plan Administrator. In the absence of any such determination by the Plan Administrator, the per annum rate shall be the prime rate in effect from time to time, as such rate is quoted in The Wall Street Journal.

(vi) As the Deferred Portion vests in one or more installments, whether in accordance with the established vesting schedule for that portion or pursuant to the applicable vesting acceleration provisions of the Plan, each such vested installment (or pro-rated portion thereof) will be paid to the Participant (or his or her estate) on the fifteenth (15th) day following such vesting date or as soon after that vesting date as administratively practicable, but in no event later than the later of the close of the calendar year in which that vesting date occurs or the fifteenth (15th) day of the third calendar month following such vesting date.

6.02 Current Payment. The portion of the Participant’s Long-Term Incentive Bonus which is not subject to the vesting and deferred payment provisions of Section 6.01 shall be paid to the Participant in accordance with the following requirements:

(i) for a full Performance Period coincidental with the Corporation’s fiscal year, the payment shall be made during the period beginning on the first business day of the succeeding fiscal year and ending on the fifteenth (15th) day of the third calendar month in that succeeding fiscal year or such later date as may be required for administrative purposes, but not later than the last day of that succeeding fiscal year.

(ii) for an abbreviated Performance Period under Section 5.04, the payment shall be made within sixty (60) days after the effective date of the Change in Control transaction triggering that abbreviated Performance Period, provided such Change in Control constitutes a Qualifying Change in Control. Otherwise, the payment shall be made in accordance with Section 6.02(i) above, as if there had been a full Performance Period.

6.03 Withholding Taxes. The Corporation shall collect all federal, state and local income, employment and other payroll taxes (including FICA taxes) required to be withheld from the Participant’s Long-Term Incentive Bonus, as and when those taxes become due under applicable law. The Corporation shall collect such taxes through tax withholdings from the Long-Term Incentive Bonus or other wages and earnings payable to the Participant or by any other means acceptable to the Corporation.

ARTICLE VII

SPECIAL PROVISIONS

7.01 Special Provisions for Select Participants. Unless the Plan Administrator specifically determines otherwise for one or more Long-Term Incentive Bonuses, the terms and provisions of the Plan, including (without limitation) the eligibility and participation provisions of Sections 4.01 and 4.02, the pro-ration provisions of Sections 5.02 and 5.05 applicable to Participants who cease Service prior to the completion of the applicable Performance Period and the vesting provisions of Section 6.01 shall each be subject to modification and revision to the extent the Participant is at the time a party to a written employment agreement with the Corporation (the “Employment Agreement”) which provides more favorable terms and provisions governing his or her bonus entitlement and/or the vesting of such bonus, and those more favorable terms and provisions shall supersede any terms and provisions to the contrary set forth in the Plan, including (without limitation) the specific sections indicated above. Appendix I to the Plan sets forth the Participants who are currently parties to Employment Agreements and the provisions of their Employment Agreements which shall supersede provisions to the contrary in the Plan.

ARTICLE VIII

MISCELLANEOUS

8.01 Plan Effective Date. The Plan shall become effective immediately upon approval by the Compensation Committee of the Board, and the Plan Administrator may, upon such approval, implement the Plan for the Performance Period coincidental with the Corporation’s 2006 fiscal year. However, the January 2011 amendment and restatement of the Plan shall apply only to Long-Term Incentive Bonus awards made under the Plan on or after January 1, 2011.

8.02 Deferred Commencement Date. Notwithstanding any provision to the contrary in the Plan, no distribution which becomes due and payable by reason of the Participant’s Separation from Service status shall be made to a Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). All payments deferred by reason of this Section 8.02 shall be paid in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

8.03 Benefit Limit. In the event any payment to which Participant becomes entitled under the Plan would otherwise constitute a parachute payment under Code Section 280G, then that payment shall, except as otherwise provided in attached Schedule I, be subject to reduction to the extent necessary to assure that such payment will be limited to the greater of (i) the dollar amount which can be paid to the Participant without triggering a parachute payment under Code Section 280G or (ii) the dollar amount of that payment which provides the Participant with the greatest after-tax amount after taking into account any excise tax the Participant may incur under Code Section 4999 with respect to such payment and any other benefits or payments to which the Participant may be entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of the Participant’s Service.

8.04 Benefits Not Funded. The obligation to pay each Participant’s Long-Term Incentive Bonus, including (without limitation) the portion credited to his or her Account hereunder, shall at all times be an unfunded and unsecured obligation of the Corporation. The Corporation shall not have any obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the Long-Term Incentives Bonuses which become payable under the Plan, nor shall the Corporation be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its respective obligations under the Plan. The Participant (or his or her beneficiary) shall look solely and exclusively to the general assets of the Corporation for the payment of his or her Long-Term Incentive Bonus, including (without limitation) the portion credited to his or her Account hereunder.

8.05 No Employment Right. Neither the action of the Corporation in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the Service of the Corporation for any period of specific duration, and the Participant shall at all times remain an Employee at will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

8.06 Amendment/Termination. The Compensation Committee of the Board may at any time amend the provisions of the Plan to any extent and in any manner the Compensation Committee shall deem advisable, and such amendment shall become effective at the time of such Compensation Committee action, subject to any stockholder approval requirements under Code Section 162(m), to the extent the Plan is intended to comply with such Code section, or any other applicable law or regulation or the listing regulations of any securities exchange on which the Corporation’s common stock is at the time traded. The Compensation Committee of the Board may also at any time terminate the Plan in whole or in part. However, no such plan amendment or plan termination authorized by the Compensation Committee shall adversely affect the benefits of Participants accrued to date under the Plan or otherwise reduce the then outstanding balances credited to their Accounts or otherwise adversely affect the vesting provisions in effect for those Accounts or modify the distribution provisions in effect for those Accounts in contravention of the applicable limitations and restrictions of Code Section 409A governing the acceleration or subsequent deferral of distributions and payments hereunder.

8.07 Applicable Law. The provisions of the Plan shall also be construed, administered and governed by the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

8.08 Satisfaction of Claims. Any payment made to a Participant or his or her legal representative, beneficiary or estate in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Plan, the Plan Administrator (or its designate) or the Corporation (or any Parent or Subsidiary), any of whom may require the Participant or his or her legal representative, beneficiary or estate, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Plan Administrator.

8.09 Alienation of Benefits. No person entitled to benefits under the Plan shall have any right to transfer, assign, alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits prior to actual receipt of those benefits. The benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant or any other person.

8.10 Successors and Assigns. The obligation of the Corporation to make the payments required hereunder shall be binding upon the successors and assigns of the Corporation, whether by merger, consolidation, acquisition or other reorganization.

8.11 Construction and Interpretation. The Plan is intended to comply either with the applicable requirements of Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations thereunder or, to the maximum extent allowable, with the “short-term deferral exception” to Section 409A. To the extent any payment under the Plan would qualify for such short-term deferral exception, the provisions of the Plan applicable to that payment shall be applied, construed and administered so that such payment qualifies for such exemption, to the maximum extent allowable. To the extent any payment under the Plan is deemed to be an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of the Plan applicable to such payment shall be applied, construed and administered so that such payment is made in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

APPENDIX I

AS REVISED EFFECTIVE JANUARY 24, 2011

PARTICIPANTS COVERED BY SECTION 7.01

The following participants have current Employment Agreements with the Corporation that provide more favorable bonus entitlement and vesting provisions than those set forth in the Plan:

Art Zafiropoulo – Employment Agreement dated October 14, 2008

Bruce Wright – Employment Agreement dated October 14, 2008

Accordingly, the provisions governing the Long-Term Incentive Bonus for each of those individuals are hereby modified in the following respects:

1. The definition of Disability or Disabled in Section 3.06 of the Plan is hereby replaced with the definition of Disability or Disabled in Section 5.1 of the applicable Employment Agreement.

2. The definition of Involuntary Termination in Section 3.09 of the Plan is hereby modified by the addition of the following new sentence at the end of such Section:

“An Involuntary Termination for purposes of the Plan shall also include the Employee’s termination of Employee status for Good Reason, as that term is defined in Section 7.2.1 of the applicable Employment Agreement.”

3. Accordingly, by reason of the foregoing modification to the definition of Involuntary Termination, the following additional provisions relating to a Good Reason termination shall be in effect for determining the Long-Term Incentive Bonuses to which the foregoing participants may become entitled under the Plan:

- Should any such participant terminate Employee status during the Performance Period for Good Reason (as defined above) prior to attainment of age sixty-five (65), then that participant shall be entitled to receive an amount determined by multiplying (i) the non-Deferred Portion of the Long-Term Incentive Bonus to which he would have become entitled had he continued in Employee status until the end of that Performance Period, with the actual amount of that non-deferred portion to be determined on the basis of the Corporation’s attainment of the applicable Performance Milestones for that Performance Period, by (ii) a fraction the numerator of which is the number of days such participant remained in Service during the Performance Period and the denominator of which is the total number of days in that Performance Period. The payment date for such pro-rated amount shall be determined in accordance with Section 6.02.

- Should any such participant terminate Employee status during the Performance Period for Good Reason (as defined above) at or after attainment of age sixty-five (65), then that participant shall be entitled to receive the non-Deferred Portion of the Long-Term Incentive Bonus to which he would have become entitled had he continued in Employee status until the end of that Performance Period, with the actual amount of that non-deferred portion to be determined on the basis of the Corporation’s attainment of the applicable Performance Milestones for that Performance Period. The payment date for such amount shall be determined in accordance with Section 6.02

- Should any such participant terminate Employee status for Good Reason (as defined above) at any time after the completion of the Performance Period for a particular Long-Term Incentive Bonus but before completion of the Service vesting requirement in effect for the Deferred Portion of that bonus, then he shall immediately vest in the entire unpaid balance of that Deferred Portion, provided such participant Employee satisfies the release requirements set forth in Section 6.2.2 of his applicable Employment Agreement. In such event, the balance of the Deferred Portion that vests on such an accelerated basis shall be paid to such participant within the sixty (60)-day period following his Separation from Service; provided, however, that should such sixty (60)-day period span two taxable years, the payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year. However, if the payment is triggered by the participant’s Separation from Service, then the deferred payment provisions of Section 8.02 shall be applicable.

4. The definition of Termination for Cause in Section 3.16 of the Plan is hereby replaced with the definition of Termination for Cause in Section 6.1.1 of the applicable Employment Agreement.

5. The pro-ration provisions of Section 6.01(iv) of the Plan are hereby superseded by Sections 3.2.2, 5.2, 6.2.2 and 7.2.2 of the applicable Employment Agreement, subject to compliance with any applicable general release requirements of those sections.

6. The benefit limitation of Section 8.03 of the Plan shall not be in effect for Mr. Zafiropoulo with respect to any payments which are made to him under the Plan while his Employment Agreement remains in force, and he will accordingly be entitled to the tax gross-up payment provided under Section 8.3 of his Employment Agreement to the extent any payment made to him under the Plan while his Employment Agreement remains in force is deemed to constitute a parachute payment under Code Section 280G.